EXHIBIT 10.11

             _________________________________

                    SECOND AMENDMENT TO

                LICENSE AND SUPPLY AGREEMENT

                       by and between

                    FLEX PRODUCTS, INC.

                            and

                     SICPA HOLDING S.A.

             _________________________________

                     December 22, 1998



                    SECOND AMENDMENT TO
                    ===================
                LICENSE AND SUPPLY AGREEMENT
                ============================

      SECOND AMENDMENT TO AGREEMENT dated December 22, 1998,

by and between Flex Products, Inc., a Delaware corporation

("Flex") and SICPA HOLDING S.A., a Swiss registered company

("SICPA").

                    W I T N E S S E T H:

      WHEREAS, Flex and SICPA are currently parties to a

License and Supply Agreement dated as of December 2, 1994

and amended as of November 19, 1997 providing for the

purchase and sale of optically variable pigment ("OVP") (as

amended, the "1994 Agreement");

      WHEREAS, Flex and SICPA wish to further amend the 1994

Agreement by means of this Second Amendment to the 1994 Agreement;

      NOW, THEREFORE, in consideration of the mutual

agreements hereinafter set forth, the parties hereby agree as follows:

      Section 1.1.1(b) shall be amended and replaced to read

in full as follows:

      The Memorandum of Alliance by and between SICPA and Flex, dated March 9, 1993, and the Joint
     Venture Agreement by and between SICPA and Flex, dated July 1, 1993, and any committees established pursuant thereto are terminated. The parties agree to establish a new committee (the
     "Committee") which shall meet at least twice yearly to review prevailing market conditions and trends and consider possible joint product development efforts.

      Section 3 of the 1994 Agreement shall be amended and

replaced to read in full as follows:

           3.  Changes to Price and Quantity.  During
      the period from March 1, 2001 through June 30,
      2001 and the period March 1, 2005 through June 30, 2005, the parties shall discuss what the price and quantity terms of this Agreement shall be for the period 11/1/2001 through 10/31/2005 and 11/1/2005 through 12/31/2009 respectively. In the event that the parties cannot agree to any other provisions, the price for OVP shall be the price set forth in
      Section 4, as adjusted by Section 5.6 for the period ended 10/31/2001, the minimum and maximum quantities for the period 11/1/2001 through 10/31/2005 shall be the minimum and maximum quantities for periods from and after 11/1/2001
      (as set forth in Section 5.1(a)), and the minimum and maximum quantities for the period
      11/1/2005 through 12/31/2009 shall be the same as for the year ended 10/31/2005 (prorated on a month-for-month basis for the period from 11/1/2009 to 12/31/2009).

      Section 4.3 of the 1994 Agreement shall be amended and

replaced to read in full as follows:

           4.3 Price Adjustment. The price per kilogram shall be as set forth below without adjustment pursuant to Sections 4.2 and 5.6 from November 1, 1997 through October 31, 1999:

                                    Base Price/Kg (before
                                    increases pursuant to
      Purchases per Year            Sections 4.2 and 5.6)
     -------------------            ---------------------

             [CONFIDENTIAL TREATMENT REQUESTED]


           The price per kilogram shall be as set
      forth below without adjustment pursuant to
      Sections 4.2 and 5.6 from November 1, 1999
      through October 31, 2001:
                                    Base Price/Kg (before
                                    increases pursuant to
                Year                Sections 4.2 and 5.6)
              --------              ---------------------

             [CONFIDENTIAL TREATMENT REQUESTED]


      The table set forth in 5.1(a) of the 1994 Agreement

shall be amended and replaced to read in full as follows:

           5.1  Minimum Annual Purchases.

                5.1(a) Minimum Purchases Necessary to
      Maintain Exclusive License. The parties agree that SICPA shall purchase from Flex minimum amounts (each a "Minimum") of OVP set forth below for the periods indicated:


           Year           Minimum             Maximum
         --------        ---------           ---------

             [CONFIDENTIAL TREATMENT REQUESTED]

      In addition, for the periods shown below, SICPA shall also purchase the following amounts (the "Incremental
Amounts") of OVP, in addition to the Minimums, as set forth below for the periods indicated:

           Year           Incremental Amounts
         --------         -------------------

             [CONFIDENTIAL TREATMENT REQUESTED]

      Section 14 of the 1994 Agreement shall be amended and

replaced to read in full as follows:

           14.  Liquidated Damages for Cancellation or
      Breach. SICPA acknowledges: (i) that the price specified for the sale of OVP in Section 4.3 above is based on the commitment of SICPA to purchase the entire minimum quantity specified hereunder; (ii) that Flex has advised SICPA that the price specified is substantially below the price that Flex would normally charge for the OVP and is being specially allowed by Flex as a concession to help SICPA develop the market for its inks using OVP; and (iii) that Flex has further advised SICPA that Flex's binding itself to SICPA on an exclusive basis for the Exclusive
      Products and the Fields during the Term will cause Flex to forego the opportunity to pursue other business opportunities for the commercial exploitation of OVP manufactured by it. The parties agree that if SICPA were to breach its covenant to purchase the minimum quantity of OVP during the Term the resulting damages would be impracticable or extremely difficult to determine, because of Flex's inability to establish with certainty the magnitude and extent of the opportunities lost due to its exclusive commitment to the SICPA Parties hereunder. Because of this difficulty the parties agree that, in the event of the termination of this Agreement because of such breach or in the event SICPA cancels this Agreement before the Term expires or fails to purchase the minimum amount of OVP required to be purchased during any of the periods running from 1/1/1995 through 10/31/2001, 11/1/2001 through 10/31/2005 or 11/1/2005 through
      12/31/2009, SICPA shall pay damages to Flex as follows:

      The "OVP Shortfall" for the period shall be calculated by subtracting the aggregate amount of OVP purchased during the entirety of such period from the sum of the Minimum purchase requirements for the entire period. The damages shall then be calculated from the following table:

        OVP Shortfall                    Damages
        -------------                    -------

            [CONFIDENTIAL TREATMENT REQUESTED]

     For example, if this Agreement is terminated during the second period 11/1/2001-10/31/2005 and total purchases over the second period were [CONFIDENTIAL TREATMENT REQUESTED] kg less than the Minimum(so the OVP Shortfall is [CONFIDENTIAL TREATMENT REQUESTED]kg), the amount of liquidated damages for the second five-year period would be [CONFIDENTIAL TREATMENT REQUESTED]or [CONFIDENTIAL TREATMENT REQUESTED]plus liquidated damages for the third period based upon the OVP Shortfall for that period. The OVP Shortfall for the third period 11/1/2005-12/31/2009 will be based upon the Minimum quantities in effect for annual periods after 11/1/2001, i.e., [CONFIDENTIAL TREATMENT REQUESTED] kg. Unless the parties otherwise agree pursuant to Section 3, the Minimum quantities would be [CONFIDENTIAL TREATMENT REQUESTED] kg per year and the OVP Shortfall for the period 11/1/2005 - 12/31/2009 would be [CONFIDENTIAL TREATMENT REQUESTED] kg.

           In addition to liquidated damages for OVP
      Shortfalls, SICPA shall pay the sum of [CONFIDENTIAL
      TREATMENT REQUESTED] per kilogram for Incremental
      Amounts of OVP not purchased as required pursuant to Section 5.1(a)(the "Incremental Liquidated Damages").
      Incremental Liquidated Damages shall be payable within 30 days of the end of any period during which Incremental Amounts of OVP were not purchased as required pursuant to Section
      5.1(a).  The maximum amount of Incremental
      Liquidated Damages shall be [CONFIDENTIAL
      TREATMENT REQUESTED]. Notwithstanding anything to the contrary in this Agreement, such Incremental Liquidated Damages shall be the sole remedy for Flex in the event that SICPA fails to purchase the Incremental Amounts required pursuant to Section 5.1(a), and Flex shall have no other remedy under this Agreement with respect to such failure to purchase Incremental
      Amounts including, without limitation, no right to terminate this Agreement pursuant to Section
      15 and no right to take any action or invoke any remedy under Section 5.1(a).

           In partial consideration for the increases in quantities of OVP, pricing for OVP and liquidated damages over the 1994 Agreement, Flex hereby agrees to increase its capacity for the production of OVP. This undertaking is set forth in detail in that certain Capital
      Equipment Request presented to the Flex Board of Directors on November 19, 1998, a copy of which has been delivered to representatives of SICPA who were present as Directors. In the event
      Flex is unable to fulfill its obligations to deliver OVP as required by this agreement, the quantities of OVP required to be purchased by SICPA pursuant to Section 5.1(a) shall be as set forth in the 1994 Agreement prior to this Second
      Amendment and the provisions of Exhibit E attached hereto, which replaces the Exhibit E attached to the 1994 Agreement, shall become effective.

      Section 17 of the 1994 Agreement shall be amended and

replaced to read in full as follows:

           17.  Notices.  All notices hereunder shall
      be in writing and shall be deemed to have been given either (i) when received, if delivered in person or transmitted by tested telex or facsimile, or (ii) three business days after having been mailed by registered or certified mail addressed as follows:

      To Flex:            Flex Products, Inc.
                          1402 Mariner Way
                          Santa Rosa, California 95407-7370
                          Attn:  President
                          FAX: (707) 525-7725

      To SICPA:           SICPA Holding S.A.
                          Avenue de Florissant 41
                          1008 Prilly
                          Switzerland
                          Attention: President
                          FAX: 41-21-627-5505

      or to such changed address as such party may have fixed by notice provided that any notice of change of address shall be deemed to have been given when received.

      A new Section 26 shall be added to the 1994

Agreement as set forth below:

     26. Press Releases and Public Announcements. The parties to this Agreement shall keep confidential all terms and provisions of this Agreement except as may be required by applicable law. Neither party shall issue any press release or make any public announcement relating to the subject matter of this Agreement without the prior written approval of the other party; provided, however, that any party may make any public disclosure it is required to make by applicable law or any listing or trading agreement concerning its publicly-traded securities (in which case the disclosing party shall prior to such disclosure, consult with the non-disclosing party concerning the manner and content of such disclosure, using good faith best efforts to mutually agree on the content, manner and timing of such disclosure and shall furnish copies of the intended disclosure to the non-disclosing party prior to making the disclosure allowing a reasonable time for such consultation, and any such disclosure shall only be made to the extent required by applicable law. In the event that OCLI or Flex determines that it is required by U.S. federal securities laws to file with the Securities and Exchange Commission (the "SEC") a copy of this Agreement or any amendment hereto, then OCLI or Flex, as the case may be, shall be permitted to make such filing but only after making best efforts to obtain confidential treatment from the SEC to the maximum extent possible (including, without limitation, as to pricing and quantity terms).

      IN WITNESS WHEREOF, each of the parties hereto has

caused this Amendment to be duly executed, and intends this

Agreement to be effective, as of the date first set forth

above.

                          FLEX PRODUCTS, INC., a Delaware
                          corporation

                          By _______________________________


                          SICPA HOLDING S.A., a Swiss
                          corporation

                          By _______________________________